Exhibit 99.1

Mesa Air Group Appoints New Chief Operating Officer

PHOENIX, Oct 3 /PRNewswire-FirstCall/ -- Mesa Air Group, Inc. (Nasdaq: MESA) (the "Company") today announced the appointment of Paul Foley as Chief Operating Officer Mesa Air Group. Michael Lotz remains President and Chief Financial Officer Mesa Air Group.

"Paul brings to Mesa a wealth of operational and leadership experience from his years as CEO of Mesaba Holdings, the parent company of Mesaba Airlines", said Jonathan Ornstein, Mesa Air Group Chairman and CEO. "I have known Paul for many years and am confident he is the ideal person to bring the needed skills, leadership and oversight to our operations at a time when Mike Lotz must remain focused on the restructuring of our business", added Ornstein.

Since September 1999, Paul was President and Chief Executive Officer of MAIR Holdings Inc., a member of its Board of Directors and on the Executive and Safety Committees. From September 1999 until October 2002 Paul also served as President and Chief Executive Officer of Mesaba Aviation.

Paul was previously employed as Vice President Operations at Atlas Air, a global cargo operator of 747 aircraft. Prior to that, he was Senior Vice President Operations at LSG/Sky Chefs. He also served as President of Continental Airlines' Chelsea Catering Corporation.

Paul holds a Bachelor of Science degree from Cornell University and an MBA from the Edwin L. Cox Graduate School of Business at Southern Methodist University, Dallas.

Mesa currently operates 159 aircraft with over 800 daily system departures to 126 cities, 38 states, the District of Columbia, Canada, the Bahamas and Mexico. Mesa operates as Delta Connection, US Airways Express and United Express under contractual agreements with Delta Air Lines, US Airways and United Airlines, respectively, and independently as Mesa Airlines and go!. In June 2006 Mesa launched inter-island Hawaiian service as go! This operation links Honolulu to the neighbor island airports of Hilo, Kahului, Kona and Lihue. The Company, founded by Larry and Janie Risley in New Mexico in 1982, has approximately 5,000 employees and was awarded Regional Airline of the Year by Air Transport World magazine in 1992 and 2005. Mesa is a member of the Regional Airline Association and Regional Aviation Partners.

SOURCE Mesa Air Group Inc.
10/03/2008
CONTACT: Brian S. Gillman, EVP & General Counsel of Mesa Air Group Inc.,
+1-602-685-4052, brian.gillman@mesa-air.com